Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Second Quarter Pre-tax Income of $19.0 million

COCONUT CREEK, FL — August 3, 2023 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported second quarter total revenues of $109.0 million and pre-tax earnings of $19.0 million. For the three months ended June 30, 2023, aggregate lease rent and maintenance reserve revenues were $89.8 million and spare parts and equipment sales were $4.6 million. The Company reported increased total revenues in the second quarter when compared to the prior year period, primarily due to an increase in the Company's core lease rent and short-term maintenance revenues driven by continued global recovery in travel.

“Our second quarter results reflect the fundamental strength of our core leasing business,” said Austin Willis, the Company’s Chief Executive Officer. “A scarcity of serviceable spare engines and strong demand from the airlines, continues to drive favorable lease rates and terms.”

“Despite huge demand and industry-wide shortages, our teams continue to deliver for our customers that planned ahead and signed up for our custom-built programs as well as for those requiring ad hoc support,” said Brian R. Hole, President. “As always, people make the difference and ours are world class.”

Second Quarter 2023 Highlights (at or for the period ended June 30, 2023, as compared to June 30, 2022, and December 31, 2022):

•Lease rent revenue increased by $17.7 million, or 48.3%, to $54.4 million in the second quarter of 2023, compared to $36.7 million in the second quarter of 2022. The increase is due to an increase in the number of engines acquired and placed on lease, including an increase in utilization compared to that of the prior period.
•Maintenance reserve revenue was $35.4 million in the second quarter of 2023, an increase of 46.1%, compared to $24.2 million in the same quarter of 2022. There was $6.8 million long-term maintenance revenue recognized for the three months ended June 30, 2023, compared to $15.1 million in the comparable prior period. “Non-reimbursable” maintenance reserve revenue is directly influenced by on lease engine flight hours and cycles. Engines out on lease with “non-reimbursable” usage fees generated $28.6 million of short-term maintenance revenues, compared to $9.2 million in the comparable prior period. As of June 30, 2023 and December 31, 2022, there was $19.8 million and $6.3 million, respectively, of cumulative deferred in-substance fixed payment use fees included in “Unearned revenue.”
•Spare parts and equipment sales decreased to $4.6 million in the second quarter of 2023, compared to $6.8 million in the second quarter of 2022.
•Gain on sale of leased equipment was $4.5 million in the second quarter of 2023, reflecting the sale of two engines and other parts and equipment from the lease portfolio. Gain on sale of leased equipment was $0.5 million in the second quarter of 2022, reflecting the sale of eight engines.
•There was no gain on sale of financial assets during the second quarter of 2023 as we did not sell any notes receivable. Gain on sale of financial assets was $3.1 million in the second quarter of 2022, reflecting the sale of four notes receivable.
•The Company generated $19.0 million of pre-tax income in the second quarter of 2023, a 73.2% increase as compared to pre-tax income of $11.0 million in the second quarter of 2022.
•The book value of lease assets we own directly or through our joint ventures, inclusive of our notes receivable, maintenance rights, and investments in sales-type leases, was $2,551.3 million at June 30, 2023. As of June 30, 2023, the Company also managed 339 engines, aircraft and related equipment on behalf of other parties.

•The Company maintained $242.0 million of undrawn revolver capacity at June 30, 2023.
•Diluted weighted average income per common share was $2.02 for the second quarter of 2023, compared to diluted weighted average income of $0.81 in the second quarter of 2022.
•Book value per diluted weighted average common share outstanding increased to $64.69 at June 30, 2023, compared to $64.27 at December 31, 2022.

Balance Sheet

As of June 30, 2023, $2,161.7 million of equipment held in our operating lease portfolio, $95.0 million of notes receivable, $14.0 million of maintenance rights, and $5.8 million of investments in sales-type leases, which represented 348 engines, 12 aircraft, one marine vessel and other leased parts and equipment. As of December 31, 2022, the Company had $2,111.9 million equipment held in our operating lease portfolio, $81.4 million of notes receivable, $17.7 million of maintenance rights, and $6.4 million of investments in sales-type leases, which represented 339 engines, 13 aircraft, one marine vessel and other leased parts and equipment.

Willis Lease Finance Corporation

Willis Lease Finance Corporation (“WLFC”) leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers worldwide. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services through Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through Willis Aeronautical Services, Inc. Additionally, through Willis Engine Repair Center®, Jet Centre by Willis, and Willis Aviation Services Limited, the Company’s service offerings include Part 145 engine maintenance, aircraft line and base maintenance, aircraft disassembly, parking and storage, airport FBO and ground and cargo handling services.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as war, terrorist activity and the COVID-19 pandemic; changes in oil prices, rising inflation and other disruptions to world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three months ended June 30,			Six months ended June 30,
	2023	2022	% Change	2023	2022	% Change
REVENUE
Lease rent revenue	$54,416	$36,704	48.3%	$107,636	$74,829	43.8%
Maintenance reserve revenue	35,415	24,245	46.1%	58,913	39,079	50.8%
Spare parts and equipment sales	4,550	6,792	(33.0)%	9,602	13,422	(28.5)%
Interest revenue	2,258	1,865	21.1%	4,304	3,978	8.2%
Gain on sale of leased equipment	4,461	498	795.8%	4,328	2,796	54.8%
Gain on sale of financial assets	—	3,116	(100.0)%	—	3,116	(100.0)%
Other revenue	7,896	4,855	62.6%	13,748	9,672	42.1%
Total revenue	108,996	78,075	39.6%	198,531	146,892	35.2%

EXPENSES
Depreciation and amortization expense	22,494	21,612	4.1%	45,043	43,421	3.7%
Cost of spare parts and equipment sales	3,058	7,014	(56.4)%	7,557	11,876	(36.4)%
Write-down of equipment	1,671	78	2,042.3%	1,671	21,195	(92.1)%
General and administrative	38,327	20,427	87.6%	71,598	44,032	62.6%
Technical expense	4,919	3,436	43.2%	7,748	9,082	(14.7)%
Net finance costs:
Interest expense	19,085	16,023	19.1%	37,474	32,906	13.9%
Total net finance costs	19,085	16,023	19.1%	37,474	32,906	13.9%
Total expenses	89,554	68,590	30.6%	171,091	162,512	5.3%

Income (Loss) from operations	19,442	9,485	105.0%	27,440	(15,620)	(275.7)%
(Loss) Income from joint ventures	(474)	1,469	(132.3)%	(1,635)	(1,147)	42.5%
Income (Loss) before income taxes	18,968	10,954	73.2%	25,805	(16,767)	(253.9)%
Income tax expense (benefit)	5,152	5,046	2.1%	7,595	(1,474)	(615.3)%
Net income (loss)	13,816	5,908	133.9%	18,210	(15,293)	(219.1)%
Preferred stock dividends	811	811	—%	1,612	1,612	—%
Accretion of preferred stock issuance costs	21	21	—%	42	42	—%
Net income (loss) attributable to common shareholders	$12,984	$5,076	155.8%	$16,556	$(16,947)	(197.7)%

Basic weighted average income (loss) per common share	$2.04	$0.83		$2.65	$(2.81)
Diluted weighted average income (loss) per common share	$2.02	$0.81		$2.57	$(2.81)

Basic weighted average common shares outstanding	6,354	6,129		6,239	6,040
Diluted weighted average common shares outstanding	6,442	6,246		6,449	6,040

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	June 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$5,918	$12,146
Restricted cash	49,094	76,870
Equipment held for operating lease, less accumulated depreciation	2,161,650	2,111,935
Maintenance rights	14,032	17,708
Equipment held for sale	2,713	3,275
Receivables, net of allowances	52,259	46,954
Spare parts inventory	41,764	38,577
Investments	53,716	56,189
Property, equipment & furnishings, less accumulated depreciation	37,329	35,350
Intangible assets, net	1,100	1,129
Notes receivable, net of allowances	95,047	81,439
Investments in sales-type leases, net of allowances	5,827	6,440
Other assets	83,507	87,205
Total assets	$2,603,956	$2,575,217

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$41,927	$43,040
Deferred income taxes	137,884	132,516
Debt obligations	1,827,021	1,847,278
Maintenance reserves	73,872	59,453
Security deposits	22,528	20,490
Unearned revenue	33,626	17,863
Total liabilities	2,136,858	2,120,640

Redeemable preferred stock ($0.01 par value)	49,931	49,889

Shareholders’ equity:
Common stock ($0.01 par value)	68	66
Paid-in capital in excess of par	21,740	20,386
Retained earnings	373,965	357,493
Accumulated other comprehensive income, net of tax	21,394	26,743
Total shareholders’ equity	417,167	404,688
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,603,956	$2,575,217